Report of Independent Registered Public Accounting Firm


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No.2 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated April 18, 2005, relating to the statement of assets and liabilities of AllianceBernstein Small-Mid Cap Growth Portfolio, a portfolio of The AllianceBernstein Pooling Portfolios at April 15, 2005, which appears in such Registration Statement. We also consent to the reference to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York 10017
May 13, 2005